                                                                    EXHIBIT 10.2

                         MEMORANDUM OF AGREEMENT MA-06
                         -----------------------------


The Memorandum of Agreement MA-06 is made this 11th of December, 1996 by and between Companhia Siderurgica de Tubarao ("Seller") and California Steel Industries, Inc. ("Purchaser") (collectively denominated "Parties") in view of the following:

Whereas, Seller and Purchaser entered into the Agreement for Purchase and Sell of Carbon Steel Slabs ("the Agreement") on December 5, 1984; and

Whereas, Seller and Purchaser subsequently amended the Agreement by the execution of Memorandum of Agreements "MA-01, MA-02, MA-03, MA-04, and MA-05"; and

Whereas, Seller and Purchaser wish to amend the quantity of slabs provided for in Exhibit A of the Agreement; and

Whereas, Purchaser and Seller are willing to include some additional provisions to adjust the base price of slabs;

Now THEREFORE, Seller and Purchaser agree to modify the Agreement as amended as follows:

          1. Seller must guarantee supply of a stable quantity of steel slabs to Purchaser at the market price, which basic terms and conditions are to be agreed upon by the parties, observing the following volumes, subject to adjustments commonly agreed to by Purchaser and Seller:

                                                          Optional Additional
                Calendar           Volume Guaranteed        Volume in Metric
                  Year              in Metric Tons                Tons

                  1997                   930,000                    -

                  1998                 1,150,000                300,000

                  1999                 1,300,000                300,000

                  2000                 1,350,000                300,000

               Beyond 2000             1,450,000                300,000

               The above guaranteed amounts shall replace the amount set fourth in Exhibit A of the Agreement.

          2. In the year that Seller relines its Blast Furnace number 1 (one) the guaranteed and the optional volumes of slabs shall be reduced by 22%. A six months notice of this relining will be given by Seller to Purchaser.

          3. Purchaser's election for the additional volume shall be given to Seller on or before October 1, of the previous year. The total volume so elected shall be delivered by Seller equally distributed by calendar quarter.

          4. Upon mutual agreement, the parties may reduce or increase the volumes scheduled for a particular quarter. Neither party may do so without the consent of the other.

          5. Seller shall propose to Purchaser the expected base price of slabs to be charged in the following calendar quarter deliveries no later than forty (40) calendar days prior to the commencement of such quarter.

          6. If the Purchaser does not accept this proposal, Seller and Purchaser, based on the best updated information from the market, will develop a free negotiation and must mutually decide the slab base price on or before the twenty-fifth (25th) day prior to the beginning of such quarter. Both parties will use their best efforts to make this negotiation successful.

          7. If the Parties do not agree the slab base price until the 25th (twenty-fifth) day prior to the quarter, they will immediately set a provisional price for that next quarter. The Parties will continue to negotiate the final price until reaching an agreement. The payment of the difference between the provisional and final base price will be made by the appropriate party as soon as practical following determination of slab base price.

          8. One year after this agreement is in effect, the Parties will analyze the effectiveness of the rules established on the clauses 5th (fifth) and 6th (sixth), above. The parties will then mutually decide to leave rules as written, or modify them as appropriate.

          9. The Parties agree to amend the article 3 (three) of the Agreement extending its effects until December 31, 2004, and continue thereafter until six (6) months written notice of cancellation is given by either party to the other.

          11. This Memorandum of Agreement is effective as of the date it is executed by both parties.

          12.  In all other respects the Agreement as amended remains unchanged.

In Witness Whereof, Seller and Purchaser have caused this Memorandum to be executed on the day and year first above written.

/s/ Miguel Jourdan                              /s/ Benjamin Baptista
---------------------------------              ---------------------------------
California Steel Industries, Inc.              Companhia Siderurgica de Tubarao
              CSI                                            CST

                         MEMORANDUM OF AGREEMENT MA-05
                         -----------------------------

This MEMORANDUM OF AGREEMENT NO.05 is made this 22nd of May, 1987 by and between Companhia Siderurgica de Tubarao ("Seller") and California Steel Industries, Inc. ("Purchaser").

                                WITNESSETH THAT
                                ---------------

WHEREAS, Seller and Purchaser entered on December 5, 1984, the Agreement for Purchase and Sale of Carbon Steel Slabs (the "Agreement");

WHEREAS, the Agreement provides for the base price of the slabs to be adjusted for every calendar quarter through the application of a specific formula under item 3 of the Exhibit A to the Agreement;

WHEREAS, Seller and Purchaser are willing to revise the principle to adjust the base price of slabs;

NOW THEREFORE, Seller and Purchaser do hereby agree as follows:

          1. Seller shall inform Purchaser the expected base price of slabs to be charged for the following calendar quarter deliveries no later than forty (40) days prior to the commencement of such quarter.

          2. Seller and Purchaser shall mutually decide said base price on or before the twenty-fifth (25th) day prior to the beginning of such quarter.

          3. The unit base price for the first quarter of 1987 shall be US$178/mt (one hundred seventy-eight US dollars per metric ton), and for the second quarter of 1987 shall be US$181/mt, (one hundred eighty-one US dollars per metric ton).

          4. For purposes of price application, calendar quarter deliveries shall be determined by the Bill of Lading dates.

In Witness Whereof, Seller and Purchaser have caused this Memorandum to be executed on the day and year first above written.

/s/ Paulo Burnier                         /s/ Fernando Paschoal Guerra
----------------------------------        --------------------------------------
CALIFORNIA STEEL INDUSTRIES, INC.         COMPANHIA SIDERURGICA DE TUBARAO - CST

                       MEMORANDUM OF AGREEMENT NO. MA-04


        This MEMORANDUM OF AGREEMENT NO. MA-04 is made this 11th day of December 1986 by and between Companhia Siderurgica de Tubarao - CST ("Seller") and California Steel Industries, Inc. ("Purchaser").


                                WITNESSETH THAT

        WHEREAS, Seller and Purchaser entered into on December 5, 1984, the Agreement for Purchase and Sale of Carbon Steel Slabs (the "Agreement"); on June 7, 1985 the first Memorandum of Agreement (the "Memorandum"); and on December 9, 1986 the second Memorandum of Agreement No. MA-02 (the "Memorandum MA-02");

        WHEREAS, the Memorandum provides for certain conditions to provisorily apply the minimum contractual price as the sales price of Slabs;

        WHEREAS, the Memorandum MA-02 provides for a waiver in the minimum contractual price during 1986 deliveries and establishes that the parties shall settle the compensation due to the Memorandum and Memorandum MA-02;

        Now therefore, Seller and Purchaser do hereby agree as follows:

        Notwithstanding any provision to the contrary contained in the Agreement, the Memorandum, and the Memorandum MA-02, Purchaser agrees to compensate Seller in the amount equivalent to US$1,526,064.47 (One million five hundred twenty-six thousand sixty-four dollars and 47 cents).

        In Witness Whereof, Seller and Purchaser have caused this memorandum to be executed on the day and year first above written.


/s/ Paulo Burnier/S. Umemoto                   /s/ Fernando Paschoal Guerra
--------------------------------               --------------------------------
CALIFORNIA STEEL INDUSTRIES, INC.              COMPANHIA SIDERURGICA DE TUBARAO

                       MEMORANDUM OF AGREEMENT NO. MA-03


        This MEMORANDUM OF AGREEMENT NO. MA-03 is made this 11th day of December 1986 by and between Companhia Siderurgica de Tubarao - CST ("Seller") and California Steel Industries, Inc. ("Purchaser").


                                WITNESSETH THAT

        WHEREAS, Seller and Purchaser entered into on December 5, 1984, the Agreement for Purchase and Sale of Carbon Steel Slabs (the "Agreement"); on June 7, 1985 the first Memorandum of Agreement (the "Memorandum"); and on December 9, 1986 the second Memorandum of Agreement No. MA-02 (the "Memorandum MA-02" );

        WHEREAS, the Memorandum provides for certain conditions to provisorily apply the minimum contractual price as the sales price of Slabs;

        WHEREAS, the Memorandum MA-02 provides for a waiver in the minimum contractual price during 1986 deliveries and establishes that the parties shall settle the compensation due to the Memorandum and Memorandum MA-02;

        WHEREAS, Seller recognizes the necessity to settle certain claims occurred on Ships No. 1, 2, 3, 4 and 5 to Purchaser.

        Now therefore, Seller and Purchaser do hereby agree as follows:

        Notwithstanding any provision to the contrary contained in the Agreement, the Memorandum, and the Memorandum MA-02, Seller agrees to compensate Purchaser in the amount equivalent to US$861,738.11 (Eight hundred sixty-one thousand seven hundred thirty-eight dollars and 11 cents).

        In Witness Whereof, Seller and Purchaser have caused this Memorandum to be executed on the day and year first above written.

/s/ Paulo Burnier
/s/ S. Umemoto                                  /s/ Fernando Paschoal Guerra
--------------------------------               --------------------------------
CALIFORNIA STEEL INDUSTRIES, INC.              COMPANHIA SIDERURGICA DE TUBARAO

                       MEMORANDUM OF AGREEMENT NO. MA-02


        This MEMORANDUM OF AGREEMENT NO. MA-02 is made this 9th of December, 1986 by and between Companhia Siderurgica de Tubarao - CST ("Seller") and California Steel Industries, Inc. ("Purchaser").


                                WITNESSETH THAT

        WHEREAS, Seller and Purchaser entered into on December 5, 1984 the Agreement for Purchase and Sale of Carbon Steel Slabs (the "Agreement") and on June 7th, 1985 the first Memorandum of Agreement (the "Memorandum");

        WHEREAS, the Agreement provides for that the sales price of Slabs to be delivered under the Agreement on or after April 1, 1985 shall be determined pursuant to the price adjustment formula set forth in Exhibit A to the Agreement;

        WHEREAS, the Memorandum provides for certain conditions to provisorily apply the minimum contractual price as the sales price of Slabs to be delivered under the Agreement for the second and third quarters (April - September), 1985;

        WHEREAS, the continuing depression of the U.S. West Coast Market for steel products is seriously affecting Purchaser;

        WHEREAS, Seller is willing to concede a waiver in the minimum contractual price during 1986 deliveries in order to assist Purchaser to overcome said situation under certain conditions;

        NOW THEREFORE, Seller and Purchaser do hereby agree as follows:

1   -   Notwithstanding any provision to the contrary contained in the Agreement and the Memorandum, the sales price of the Slabs of standard specifications to be delivered under the Agreement during the 1st and 2nd quarters (January - June), 1986 shall be on hundred sixty-eight dollars and sixty cents (US$ 168.60 - waived sales price) per Metric Ton on F.O.B. ST Praia Mole basis.
        The waived sales price of the Slabs of standard specifications to be delivered during the 3rd and 4th quarters (July - December), 1986, shall be mutually agreed up to June 5, 1986, and September 5, 1986, respectively.

2   -   The minimum contractual price specified in the Agreement and the same conditions of the Memorandum shall be applied to the fourth quarter, 1985.

3   -   The compensation, which is entered an account to Purchaser's debit, for the shipments made during the second, third and fourth quarters 1985 established on the first Memorandum as well as that, which is entered an account to Purchaser's credit, of the first shipment realized on the first quarter of 1986 shall be effected together on a date during 1987 to be mutually agreed upon by the Parties.

4   -   The killed steel extras contained in Exhibit D of the Agreement shall be changed and valid during 1986 as follows:

                                    FROM             TO
                                    ----             --
        -  K-LC                   US$ 21/MT       US$ 12/MT
        -  L-LMn                  US$ 21/MT       US$ 12/MT
        -  K-HMn     Mn > 1%      US$ 30/MT       US$ 15/MT

5   -   The capitalized terms used herein shall have the same meanings as ascribed to them in the Agreement.

6   -   This Memorandum of Agreement does not cancel the pricing and adjustment
        Articles of the Agreement as well as the special conditions of the first memorandum of Agreement and shall remain valid throughout the year of
        1986.

In Witness Whereof, Seller and Purchaser have caused this Memorandum to be executed on the day and year first above written.

/s/ Paulo Burnier                            /s/ Fernando Paschoal Guerra
/s/ S. Umemoto                               /s/ Arthur Carlos G. Santos
---------------------------------            --------------------------------
California Steel Industries, Inc.            Companhia Siderurgica de Tubarao -
                                             CST

                            MEMORANDUM OF AGREEMENT
                            -----------------------


        This MEMORANDUM OF AGREEMENT is made this 7th day of June, 1985 by and between Companhia Siderurgica de Tubarao - CST ("Seller") and California Steel Industries, Inc. ("Purchaser").

                               WITNESSETH THAT:

        WHEREAS, Seller and Purchaser entered into on December 5, 1984 the Agreement for Purchase and Sale of Carbon Steel Slabs (the "Agreement");

        WHEREAS, the Agreement provides for that the sales price of Slabs to be delivered under the Agreement on or after April l, 1985 shall be determined pursuant to the price adjustment formula set forth in Exhibit A to the Agreement;

        WHEREAS, the sales price applicable to the Slabs of standard specifications to be delivered during the second and third quarters, 1985 will be one hundred and eighty dollars and forty-eight cents ($180.48) per Metric Ton on F.O.B. Praia Mole basis if determined pursuant to the above-mentioned price adjustment formula;

        WHEREAS, Purchaser is soliciting Seller for certain discount of the said sale price applicable to the second and third quarters, 1985 delivery, considering the current depression of the U.S. West Coast Market for steel products; and

        WHEREAS, Seller is willing to accept the Purchaser's above solicitation with certain conditions;

        NOW THEREFORE, Seller and Purchaser do hereby agree as follows:

1. Notwithstanding any provision to the contrary contained in the Agreement, the sales price of the Slabs of standard specifications to be delivered under the Agreement during the second and third calendar quarters (April-September), 1985 shall be One Hundred Seventy-Four Dollars ($174.00) per Metric Ton on F.O.B. Praia Mole basis.

2. Purchaser shall compensate Seller for the difference between (i) the total sales value of the Slabs delivered during the second and third calender quarters, 1985 which CST would have received from Purchaser if the sales price thereof had been determined in compliance with the Agreement and (ii) the total sales value thereof which CST will receive under the discounted sales price as agreed upon in Item 1 above, by adjusting such difference to the sales value of the Slabs to be delivered under the Agreement during the fourth calendar quarter, 1985 and, if not possible, during the first calendar quarter, 1986.

3. The capitalized terms used herein shall have the same meanings as ascribed to them in the Agreement.

       In witness whereof, Seller and Purchaser have caused this Memorandum to be executed on the day and year first above written.

California Steel Industries, Inc.         Companhia Siderurgica de Tubarao - CST

/s/ Michael Wilkinson                     /s/ Arthur Carlos G. Santos
----------------------------------        --------------------------------------
By:                                       By:
Title:                                    Title:

/s/ Paulo Burnier                         /s/ J. Wellington Rezende
----------------------------------        --------------------------------------
By:                                       By:
Title:                                    Title:

               AGREEMENT FOR THE PURCHASE OF CARBON STEEL SLABS



                                    BETWEEN



                       CALIFORNIA STEEL INDUSTRIES, INC.



                                      AND



                       COMPANHIA SIDERURGICA DE TUBARAO

                               TABLE OF CONTENTS
                               -----------------
         DOCUMENT                                                     TAB NUMBER
         -------                                                      ----------
Agreement                                                                  1

Exhibit A - Quantity, Price and Delivery Conditions                        2

Exhibit B - Technical Protocol                                             3

Exhibit C - Shipping Conditions                                            4

Exhibit D - Extras                                                         5

Miscellaneous                                                              6

Companhia Siderurgica
    De Tubarao - CST
Avenida Princesa Isabel - 10(degree) Andar
Vitoria, BRAZIL

Attention:
          -------------------------------------

       Re: Agreement For Purchase and Sale
           of Carbon Steel Slabs,
           dated  December 5, 1984
                -------------------

Gentlemen:

        This letter is written for the purpose of clarifying our mutual understanding of the following:

        Includable as deductible costs on resale of slabs by CST under the conditions provided in Section 8.6 of the above-referenced agreement, at page 9, are any Brazilian government export incentive payments lost by CST as a result of nonexport of the slabs, up to the maximum of fifteen percent (15%) of the selling price of the slabs then applicable to California Steel Industries, Inc.

        If the foregoing adequately sets forth our mutual understanding, please so indicate at the place provided on the enclosed copy of this letter, and return that copy to us.

                                         Very truly yours,
                                         CALIFORNIA STEEL INDUSTRIES, INC

Acknowledged and agreed this
      day of             , 1984.
-----        ------------                /s/ Paulo Burnier

COMPANHIA SIDERURGICA DE TUBARAO

By: /s/ Guilherme Sarcinelli
   ---------------------------------
Title: DIRECTOR
      -------------------------------

                                  AGREEMENT FOR PURCHASE AND

                                  SALE OF CARBON STEEL SLABS
                                  --------------------------


                                  THIS AGREEMENT made and entered into this 5th
                                                                            ---
                                  day of December, 1984, by and between
                                         --------
                                  COMPANHIA SIDERURGICA DE TUBARAO - CST, a corporation organized and existing under the laws of Brazil with main office at Avenida Princesa Isabel, 599 - 10(degree) andar, Vitoria, State of Espirito Santo, Brazil (hereinafter referred to as "Seller") and CALIFORNIA STEEL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America with main office at 1400 San Bernardino Avenue, Fontana, California 92339 (hereinafter referred to as "Purchaser"), Seller and Purchaser hereinafter collectively referred to as "Parties".

WHEREAS, Purchaser desires to continuously purchase the slabs (as hereinafter defined) from Seller; and

WHEREAS, Seller desires to continuously sell the slabs to Purchaser;


NOW IT IS HEREBY AGREED as follows:

                                   ARTICLE 1

                                  Definitions
                                  -----------

          The defined terms used in this Agreement shall, unless the context indicates otherwise, have the meanings specified in this Article l.

                   (a)    "Slabs" shall mean carbon steel slabs manufactured by
                           -----
Seller's slabbinq mill which meet the technical specifications set forth in the technical protocol, dated August 30, 1984, and which may be revised in December, 1984, attached hereto as Exhibit B and incorporated herein by reference.

                   (b)    "Ton" shall mean a metric ton of 2,204.6 pounds
                           ---
avoirdupois.
                   (c)    "Dollars" and "Cents" shall mean lawful money of the
                           -------       -----
United States of America.

                   (d)    "F.O.B." shall mean free-on-board as defined in
                           ------
"Incoterms," 1953 as amended in effect as of the date hereof and as published by the International Chamber of Commerce.

                   (e)    "Bill of Lading" shall mean the document of title
                           --------------
evidencing receipt of the cargo loaded, signed by the master of the vessel, or under his authorization.

                   (f)    "Purchase Order" shall mean Purchaser's written order
                           --------------
for slabs under this Agreement, setting forth quantity, specifications, unit and total price, which may be issued by telex, telecopy or other written form.

                   (g)    "Cargo Readiness Date" shall mean a date on or before
                           --------------------
which the slabs shall be ready for delivery to the Purchaser as set forth in item 8.2 hereof.


                                   ARTICLE 2

                               Purchase and Sale
                               -----------------


          Seller agrees to sell and deliver, and Purchaser agrees to purchase and take delivery of the slabs, in the quantities, at the prices and in accordance with the terms, conditions and specifications stated herein.


                                   ARTICLE 3

                               Term of Agreement
                               -----------------

          This Agreement shall become effective retroactive as of September 1, 1984, and shall remain in effect until December 31, 1999, and continue thereafter until six (6) months written notice of cancellation is given by either party to the other.


                                   ARTICLE 4

                               Price and Payment
                               -----------------

          The sales price and payment for all slabs sold and purchased hereunder shall be as provided for in Exhibit A, attached hereto and incorporated herein by reference.

                                  ARTICLE 5

                                  Quantities
                                  ----------


          5.1  Quantity.  Quantities of slabs to be sold and delivered under
               --------
this Agreement shall be as provided for in Exhibit A. If Seller is unable to supply any or all of the quantities ordered, Purchaser shall have the right to purchase slabs from alternative sources.

          5.2  Re-Sale.  The slabs shall be supplied solely for re-rolling at
               -------
Purchaser's Fontana plant, and Purchaser shall not re-sell the slabs to any other party for any purpose, without previous understandings between the parties and with Seller's prior written consent, which consent shall not be unreasonably withheld.


                                   ARTICLE 6

                          Purchaser's Specifications
                          --------------------------

          6.1  General Slab Characteristics. The slabs to be purchased and
               ----------------------------
delivered under this Agreement shall meet the applicable specifications, including marking, as set forth in Exhibit B, which exhibit may be amended from time to time by mutual agreement of the parties. If slabs are improperly conditioned or marked, the provisions of Article 11 shall apply.

          6.2  Physical Characteristics.  Each type of slab shall conform to the
               ------------------------
physical characteristics for that type of slab as set forth in Exhibit B. Dimension will be expressed in the im-perial system unless otherwise agreed upon. Seller will determine weights by actual scale weighing in metric tons. In case of breakdown of Seller's weighing scale, the weight of the slabs shall be calculated as defined in Exhibit B. Weights shall be used for the computation of sales prices set forth in Exhibit
A. Seller will provide documentation of measurements for each slab and total shipment weights.

          Purchaser may measure and weigh each slab upon arrival at its Fontana plant. If Purchaser reports a different measurement or weight than the Seller, the provisions of Article 11 shall apply.

          6.3  Chemical  Characteristics.  Seller, at Seller's expense, will
               -------------------------
furnish Purchaser with such mill test records of chemical characteristics as Purchaser may require, as set forth in Exhibit B.

          Purchaser may test each slab at its Fontana plant within the schedule as per Article 11. If Purchaser's test demonstrates that a slab does not meet the specifications for its type as specified in Exhibit B, the provisions of
Article 11 shall apply.


                                  ARTICLE 7

                                  Warranties
                                  ----------

          7.1  Seller's Warranties.  Seller warrants to Purchaser that it has
               -------------------
lawful title to the slabs, that the title conveyed shall be good and its transfer lawful, and that the slabs shall be delivered free from any security interest or other lien or encumbrance upon title.

          Seller further warrants to Purchaser that the slabs will meet the specifications stated in Exhibit B and that the manufacture and sale of slabs does not and will not infringe upon any patent, trademark or copyright.

          Seller shall indemnify and hold Purchaser free and harmless from and against any and all claims, demands, costs and liabilities, including legal expenses, arising out of any breach or claim of breach of the warranties in this item.

          7.2  Purchaser's Warranties.  Purchaser warrants to Seller that the
               ----------------------
slab specifications provided by Purchaser to Seller do not and will not infringe upon any patent, trademark or copyright, and shall indemnify and hold Seller free and harmless from and against any and all claims, demands, costs and liabilities, including legal expenses, arising out of any breach or claim of breach of the warranties in this item.


                                   ARTICLE 8

                           Purchase Orders for Slabs
                           -------------------------

          8.1  Delivery Instructions.  Purchaser will submit to Seller, by the
               ---------------------
dates stated in item 8.2, its purchase order confirming the data as determined in item 1.1(f) required for each shipload. Any other terms and conditions of such purchase orders which are in addition to or in conflict with the provisions of this Agreement shall not apply to sales of slabs hereunder.

          8.2  Delivery Dates.  Purchaser shall deliver its purchase order(s) to
               --------------
Seller either on the tenth (10th), twentieth (20th) or thirtieth (30th) day of each month, and in accordance with Exhibit A, and Seller will deliver the ordered slabs within the following time periods. From the date of receipt of a purchase order, Seller shall, within ten (10) calendar days, acknowledge receipt of such purchase order and, as long as the slabs specifications are per Exhibit B, the slabs shall be ready for loading thirty (30) calendar days after the date of Seller's issuance of acknowledgment of receipt of such purchase order. Should the Seller be unable to produce any slabs ordered, Seller shall within the above ten (10) day period notify Purchaser, who shall specify within three (3) working days alternative specifications.

          8.3  New Specifications of Slabs. In the event that new specifications
               ---------------------------
with respect to sizes, other than those of Exhibit B are required by Purchaser, Seller shall use its best efforts to study such specifications and inform Purchaser of its acceptance or counter offer within three (3) working days. With respect to new specifications regarding grade, type of steel and chemical composition, Seller shall inform Purchaser within five (5) working days.

          8.4  Delay in Delivery. Subject to the provisions of Article 9, if
               -----------------
Seller is unable to make delivery of the slabs specified in Purchaser's purchase orders by the time such delivery is established under item 8.2, and provided the vessel has arrived within the time specified, or as otherwise mutually agreed, any deadfreight and/or demurrage shall be borne by Seller. If Purchaser is required to terminate or renegotiate a shipping contract because of any such delay in Seller's deliveries, Seller shall also reimburse Purchaser for all direct costs, expenses and termination penalties reasonably incurred by Purchaser in connection therewith and duly verified by Seller.

          8.5  Default by Purchaser to Make Vessel Ready for Shipment. In case
               ------------------------------------------------------
the Purchaser fails to make the vessel ready to load any of the shiploads of the slabs which Seller has made ready for loading within fifteen (15) days from the cargo readiness date, delivery of such shipload of the slabs shall be deemed to have been made, and title and risks of the slabs shall automatically transfer from Seller to the Purchaser. In such case, Seller shall acquire the right to receive payment of the slabs by executing the letter of credit. For the purpose of collecting payment, Seller shall issue a warehouse receipt in original which will substitute for the documents prescribed in the letter of credit, except for the commercial invoice.

          8.6  Storage of Slabs. In case Purchaser fails to provide a ship for a
               ----------------
period of time in excess of forty-five (45) days from the cargo readiness date for the shipload set forth in each purchase order, Seller shall, for the Purchaser, continue to store the slabs in Seller's plant until the Purchaser will have actually taken delivery thereof, provided that the Purchaser shall bear and pay to Seller the storage cost duly demonstrated by Seller from the date next to the last day of the said forty-five (45) day period until the day on which the Purchaser will have actually taken delivery of the slabs. The storage cost shall be paid by Purchaser within thirty (30) days of its receipt of Seller's debit note which shall be issued by Seller once every thirty (30) days. After the expiration of ninety (90) days from the cargo readiness date, should Purchaser not have taken delivery of the slabs, Seller will be entitled to re-sell said slabs in the market, remitting to Purchaser the lesser of the sales price received from Purchaser and the sales price obtained in the market, after deduction of all expenses and costs resulting from the cancelled shipment.

               For the above purpose, Purchaser hereby expressly gives to Seller the necessary power to, in name of Purchaser, sell the slabs and receive and give receipt of any amount received for such a sale.

          8.7  Release of Obligation. The provisions of item 8.5, however, shall
               ---------------------
not release Seller from its obligations to load, in accordance with Exhibit C hereof, the slabs stored in Seller's plant as provided in item 8.6 on board the vessel which the Purchaser will allocate later for the slabs, without prejudice to Seller's right to dispose of the slabs as provided under item 8.6.

                                   ARTICLE 9

                                 Force Majeure
                                 -------------

          9.1 Force Majeure. Subject to the notice provisions in item 9.2 and
              -------------
without prejudice to the provisions of 8.5 through 8.7, neither Seller nor Purchaser (herein called the "Affected Party") shall be liable for any delay or failure to perform their respective obligations under this Agreement due to any cause beyond the reasonable control of the Affected Party, including, but not limited to, shortage of vessels, fires, strikes, boycotts, lockouts, civil commotion, war, embargoes, floods, earthquakes, acts of God, actions, demands or requirements of governmental activities, and restraints or quotas imposed by statute or other means. In the event that Purchaser evokes shortage of vessels, Seller will have the right to contract any kind of vessel for shipment not yet effected, independently of the quantities per shipment as stated in item 1 - Exhibit A. In such case the sales conditions will change from the FOB to the C&F or CIF condition, according to Purchaser choice, which then will reimburse Seller for all expenses resulting from the changes in the sales conditions. Purchaser will be held responsible to provide all the necessary modifications in the pertinent documentation, including the letter of credit.

          9.2  Notice. The party whose performance of any obligation is directly
               ------
affected or who has reason to believe such performance may be affected by reason of any of the "force majeure" causes referred to in item 9.1 shall immediately give notice thereof to the other party by telex or cable and shall also, within ten (10) days thereafter, give written notice of the particulars of the event, including available supporting documentation. The party so affected shall also take reasonable steps to resume performance hereunder with the least possible delay. If delay in the delivery of slabs due to such causes continues for a period of sixty (60) days beyond the delivery date specified in the purchase order, then such delivery may be cancelled by either party on written notice to the other. Failure or delay in obtaining export licenses shall not be excused as to any shipment unless Seller shall have declared force majeure with respect to all or any part of the tonnage to be loaded at or prior to the time of Purchaser's fifteen (15) day notice of the vessel's estimated arrival date at the loading port. In the event that slabs were already produced, or whenever the production of other slabs cannot be promptly suspended for technical reasons, a written notice of force majeure shall not release Purchaser from the obligation for the payment of said slabs, and item 8.6 shall be in full force and specifically applicable in this case. For purposes of this item, the production of other slabs shall include the steelmaking production which has been commenced and which must be duly completed to finished slabs up to five thousand (5,000) tons.

                                  ARTICLE 10

                                 Cancellation
                                 ------------

               If either party shall:

                 (1) Materially default in performance hereof or breach any of its obligations hereunder, but not limited to payment for any shipment, and, upon written notice by the other party, shall not cure such default diligently and within a reasonable time;

                 (2) become insolvent or a trustee or receiver of its business or assets is appointed by any court; or,

                 (3) if it shall make an assignment for the benefit of creditors; then in any of such events, the other party may cancel this Agreement in whole or in part by written notice, without liability or obligation whatsoever, by reason of or resulting from such cancellation. The cancellation or the right to cancel this Agreement does not constitute a waiver by either party of its rights or remedies under this Agreement or as provided by law.

                                   ARTICLE 11

                                     Claims
                                     ------

          11.1 Inspection. For purposes of vessel loading only, inspection by
               ----------
Seller before shipment shall be conclusive for determination that the slabs were in accordance with the general specifications as set forth in Exhibit B hereunder, but this shall not preclude Purchaser's inspection for purposes of the warranties set forth herein and in this Article 11.

          11.2 Purchaser's Claims of Failure to Meet General Specifications and
               ----------------------------------------------------------------
Warranties. Purchaser will inspect slabs upon their arrival at its Fontana
----------
plant, but not later than thirty (30) days after arrival of vessel at destination port berth, for patent defects. If slabs are not properly conditioned or marked, or have other patent defects, Purchaser will notify Seller with documentary evidence, including photographs, of the patent defects of such nonconformity or defects, within thirty (30) days of the arrival of the slabs. Seller will then have a reasonable opportunity to inspect such slabs in order to arrive to a mutually agreed settlement of the claim. Unless Seller instructs Purchaser otherwise within thirty (30) days of its receipt of the notice of defect(s), Purchaser may condition or mark the slabs, or otherwise proceed to cure the defect. The reasonable cost, duly proven, of curing the defect shall be paid by Seller.

          11.3 Purchaser's Claims of Failure to Meet Physical and/or Dimensional
               -----------------------------------------------------------------
Specifications. Purchaser may measure and weigh each slab upon its arrival at
--------------
its Fontana plant, but not later than thirty (30) days after its arrival at destination port berth. If the size or weight of a slab does not meet the specification set forth in Exhibit B, Purchaser will promptly notify Seller of such failure. Seller will then have a reasonable opportunity to inspect such slabs in order to arrive to a mutually agreed settlement of the claim.

               Unless Seller instructs Purchaser otherwise within thirty (30) days of its receipt of the notice of nonconformity or defects, Purchaser may proceed to either sell the slab on the open market, or use or scrap the slab in its operations. If the slab is sold, the Seller will pay the difference between Purchaser's purchase price and the sales price. If the slab is used or scrapped, the Seller will pay the difference between Purchaser's purchase price and the value of the slab as scrap or for the purpose for which it was used.

          11.4 Purchaser's Claims of Failure to Meet Chemical Specifications.
               -------------------------------------------------------------
Purchaser may test the chemical properties of each slab, but not later than one hundred fifty (150) days after arrival at destination port berth. If Purchaser's test shows that a slab does not have the chemical characteristics required under Exhibit B, Purchaser will promptly notify Seller of such failure, Seller will then have a reasonable opportunity to inspect such slabs in order to arrive to a mutually agreed settlement of the claim. Unless Seller instructs Purchaser otherwise within thirty (30) days of its receipt of the notice of such failure, Purchaser may proceed to either sell the slab on the open market, or use or scrap the slab in its operations. If the slab is sold, the Seller will pay the difference between Purchaser's purchase price and the sales price. If the slab is used or scrapped, the Seller will pay the difference between Purchaser's purchase price and the value of the slab as scrap or for the purpose for which it was used.

          11.5 Latent Defects. If hidden latent defects in the slabs
               --------------
attributable to the slab manufacture due to primary and secondary pipe, gross non-metallic inclusions, skin laminations, and excessive chemical segregation are discovered after the processing of the slabs by Purchaser, but not later than one hundred eighty (180) days after arrival of the vessel at destination port berth, Purchaser will promptly notify Seller of such defect. Seller will then have a reasonable opportunity to inspect the slabs (or the product produced therefrom) in order to arrive to a mutually agreed settlement of the claim. Unless Seller instructs Purchaser otherwise within thirty (30) days of its receipt of the notice of the defects, Purchaser may proceed to either sell the slab (or product) on the open market or use or scrap the slab (or product) in its operations. If the slab (or product) is sold, the Seller will pay the difference between Purchaser's purchase price and the sales price. If the slab (or product) is used or scrapped, the Seller will pay the difference between Purchaser's purchase price and the value of the slab (or product) for the purpose for which it was used.

          11.6 Independent Expert. If the issues of items 11.2, 11.3, 11.4 and
               ------------------
11.5 cannot be resolved by the parties, either party may request an examination by an independent expert after a period of thirty (30) days following rejection or failure to settle a claim within the time specified in this Article.

               The expert shall be chosen by mutual agreement and its findings shall be conclusive and binding on Purchaser and

Seller. The expense of the expert shall be borne by Seller if the slabs are found to be defective, and by Purchaser if the slabs are found not to be defective.

          Within fifteen (15) days after the expert issues its findings, the parties shall reach a settlement concerning the implementation of the findings. If such settlement includes an obligation of either party to reimburse the other party, the party obligated to make such reimbursement shall do so after such settlement is reached.

          11.7 Purchase Price of Slabs. For purposes of items 11.3 and 11.4
               -----------------------
above, the "purchase price" of slabs shall be the full invoice price, plus reasonable insurance, duty, wharfage, handling and freight cost to Purchaser's Fontana, California, plant, all of which shall be duly certified by Seller.

          11.8 Consequential Damages. Seller shall not be liable to Purchaser
               ---------------------
for consequential damages, directly or indirectly, suffered by Purchaser and the responsibility of Seller to Purchaser shall be limited to the replacement value of the slab found to be defective.

                                   ARTICLE 12

                                   Arbitration
                                   -----------

               This Article implements the provisions of Articles 6 and 7 by providing specific remedies in addition to those provided by law, for delivery of slabs that fail to meet specifications or warranties. The parties agree that they will each co-operate fully with the other to minimize the number and cost of claims. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which is not settled by the parties, shall, following the written demand of either party, be settled by arbitration in accordance with the then current rules of the International Chamber of Commerce - ICC. The place of hearing for any such arbitration shall be Paris, France. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.


                                  ARTICLE 13

                              General Provisions
                              ------------------

          13.1 Notices. Unless otherwise specified, all notices and
               -------
communications with regard to this Agreement ("communications") which are given by one party to the other under this Agreement shall be given in writing or by telegram or telex. Communications shall be deemed to be properly served or given within ten (10) days of dispatch if properly posted, prepaid, by the fastest means (other than special delivery) or within twenty-four (24) hours of transmission if by telegram or telex if properly sent, addressed:

                 (a) To Seller at such address or addresses as Seller may from time to time notify Purchaser that communications shall be sent, and until such notification to:

                 COMPANHIA SIDERURGICA DE
                 TUBARAO - CST
                 Caixa Postal - 211 BR 101  Norte
                 KM 8.5  Carapina Serra
                 Espirito Santo, Brasil CEP 29160

                 Attention:  Superintendencia
                             De Vendas

                 Telex No. (27) 2371CSTU BR

            (b)  To Purchaser at such address
                 as Purchaser may from time to time
                 notify Seller that communications
                 shall be sent, and until such
                 notification:

                 CALIFORNIA STEEL INDUSTRIES, INC.
                 14000 San Bernardino Avenue
                 Post Office Box 5080
                 Fontana, California  92337

                 Attention:  Purchasing Manager


          13.2 Governing Law. This Agreement is subject to and shall be
               -------------
construed, interpreted and enforced under the laws of the State of California, United States of America.

          13.3 Assignment. No party to this Agreement shall assign their
               ----------
interest in this Agreement or any rights or duties thereunder without the prior written consent of the other party.

          13.4 Entire Understanding. This Agreement sets forth the entire
               --------------------
understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, communications and understandings between the parties.

          13.5 Waiver. The rights of Seller and Purchaser shall not be
               ------
prejudiced or restricted by any indulgence or forbearance extended by either party to the other. No waiver by either party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

          13.6 Severability.  All provisions of this Agreement shall be
               ------------
severable for purposes of enforcement. In the event that any term or provision is ruled unenforceable through the judgment of any arbitrator or by any court of competent jurisdiction, the other terms and provisions shall remain in full force and effect. Any such unenforceable term or provision shall be re-formed by such arbitrator or court so as to give it maximum permissible effect.

          13.7 Modifications. This Agreement can be amended, modified or
               -------------
supplemented only by a writing signed by both of the parties. Any purported oral amendment, modification or supplement shall be void.


                                  ARTICLE 14

                                   Revision
                                   --------

          Terms and conditions set forth in this Agreement shall be reviewed and may be changed by mutual agreement, if necessary, at intervals of every two (2) years after the date of effectiveness of this Agreement or when either party does so request.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


      SELLER:                                           PURCHASER:
      ------                                            ---------

COMPANHIA SIDERURGICA                          CALIFORNIA STEEL INDUSTRIES,
DE TUBARAO                                     INC.


By: /s/ Guilherme Sarcinelli                   By: /s/ Michael Wilkinson
   -------------------------                      ----------------------
Title:  DIRECTOR                               Title:  CHAIRMAN
      ----------------------                         -------------------
By: /s/ Guilherme Sarcinelli                    By: /s/ Paulo Burnier
   -------------------------                      ----------------------
Title:  F/ PRESIDENT                           Title:
      ----------------------                         ------------------

                                   EXHIBIT A
                          TO AGREEMENT FOR PURCHASE
                        AND SALE OF CARBON STEEL SLABS


Quantity, Price and Delivery Conditions:

1   -     Quantity and Delivery Period
          ----------------------------

          Purchaser's Fontana, California, steel mill requirements of carbon steel slabs, up to the base amount of seven hundred thousand (700,000) metric tons per calendar year, with a variance of plus ten percent (10%) or minus fifteen percent (15%), except that this amount shall be pro-rated for the remaining part of 1984.

          The base amount for any calendar year may be increased or decreased at Purchaser's option by five percent (5%) of the base amount of the previous year, up to a maximum of one million one hundred thousand (1,100,000) and down to a minimum of six hundred thousand (600,000) metric tons for any calendar year. Purchaser's election in this respect shall be given to Seller on or before October 1, of the previous year. In the event Purchaser fails in good faith to order its requirements up to the base amount for any calendar year, Seller shall have the option of electing to terminate this Agreement on ten (10) days notice to Purchaser, except that it shall remain effective, as applicable, to any purchase orders and unfulfilled obligations of either party which are outstanding as of the date of termination.

          The base amount for each calendar year shall be allocated and ordered by Purchaser in equal monthly amounts, with minimum 30,000 and maximum 45,000 tons lots to be loaded on one vessel furnished by Purchaser for direct shipment to Los Angeles, California.

          For quantities ordered through March 1985, not more than five percent (5%) thereof shall be for killed steel. After March 1985, not more than fifteen percent (15%) shall be for killed steel, of which not more than one-third (1/3) shall be aluminum killed.

          Delivery allowance of plus or minus five percent (5%) in total shall be permitted for each shipment.

          Purchaser shall provide by October 1 and April 1 of each year, a six-month forecast, starting from the following January 1 and June 1 respectively, containing the estimated monthly tonnage and its provisional lay-day periods.

2   -     Products Specifications
          -----------------------

          a. Rolling ranges

             l.  Slab thickness:  6" to 9"
             2.  Slab width:  30" to 74"
             3.  Slab length:  75" to 264"

          b. Quality. Slab to be of basic commercial quality grades (1006-1008-
             -------
             1010 up to 1025). Detailed quality specification to be agreed upon between Seller and Purchaser, and incorporated as an Exhibit B to this Agreement.

3   -     Price
          -----

          a. Deliveries made through March, 1985: One Hundred Ninety Dollars ($190.00) per metric ton of slab of standard specifications.

          b. Deliveries made April 1, 1985, and thereafter: Prices shall be adjusted for every calendar quarter reflecting variances in the U.S. West Coast Market (excluding Gulf Coast) prevailing prices for fabricated prime quality products as manufactured by Purchaser [hot coils, cold rolled, and galvanized products] and Purchaser's sales mix of such products by applying the following formula:

             P\R\ = Po       [(A + B)  - 2]
                              ------------
                                   A

             WHERE

             P\R\ = Revised slab price applicable to shipments of calendar quarter "N"

             Po   =  Slab price of US$ 190/MT

              A  =  US$ 414.80 / Short Ton (ST) - Weighted average resulting from the calculation of West Coast Market selling prices acceptable to both parties as valid for the second quarter of 1984, applied to Purchaser's product mix as follows:

                                                                        PRICES
                    PRODUCT                        MIX (%)             (US$/ST)
                    -------                        -------             --------
                    Hot Coil/Sheet/Pickled           60                   360

                    Cold Rolled                      18                   420

                    Galvanized                       22                   560

              B  =  Weighted average of Purchaser's actual selling price, for the product mix as determined below, applicable to deliveries effected in the last month of quarter "N-2" and two first months of quarter "N-1"

                    PRODUCT                       MIX (%)
                    -------                       -------
                    Hot Coil/Sheet/Pickled          60

                    Cold Rolled                     18

                    Galvanized                      22

              Purchaser shall advise Seller of the adjusted price for such quarter and of the selling prices referred to above for the previous three (3) months on or before the twenty-fifth (25th) day prior to the beginning of such quarter. Seller shall have the right to examine all records relating to Purchaser's sales, and shall advise Purchaser of any discrepancies in this regard on or before the first (1st) day of such quarter. The adjusted price shall apply to deliveries under bills of lading issued during the quarter.

         c. Minimum price payable as a result of price adjustments under (b) above is One Hundred Seventy-Four Dollars ($174.00) per metric ton, FOB Praia Mole, stowed, lashed, secured, and dunnaged, with letter of credit as provided below.

         d. Price adjustments provisions under (b) above, including minimum price under (c) above, will be renegotiated after two (2) consecutive years of contract operation, with due consideration of prevailing market conditions and trends, so as to preserve the initial margins balance for Seller and Purchaser.

         e. For slabs of nonstandard specifications, extra amounts as set forth in Exhibit D will be added as applicable.

4   -    Payment
         -------
         a. An irrevocable and transferable letter of credit, in form as set forth in Exhibit E attached hereto and incorporated herein by reference, without recourse payable at sight against presentation of shipping documents, shall be opened by telex for the payment for each shipment by Purchaser in favor of Seller.

         b. The letter of credit mentioned above shall be established through a prime American bank no later than forty (40) days before the slabs will be ready for each shipment, and shall be valid for negotiation of the relative document for at least fifteen (15) days after the date of Bill of Lading or Warehouse Receipt, and shall cover one hundred and five percent (105%) of the purchase value of each shipment.

         c. Purchaser shall inform Seller of the date when Purchaser opened the said letter of credit by telex within two (2) working days of such date.

         d. Remarks on the Bill of Lading concerning rust, scratches, dents and color of the slabs shall not render the Bill of Lading unacceptable.

         e.  Charter party Bill of Lading shall he acceptable.

         f. In the event of late payment of any amount due hereunder, Purchaser shall bear and pay to Seller overdue interest on the delayed amount, at City Bank's prime rate for three (3) month period quoted on the due date of the delayed amount by First National City Bank per annum (a year being three hundred and sixty (360) days) plus one (1) percent.

         g. Should any sale be financed under FINEX program or other similar financing program arranged by Purchaser, Seller shall not be held responsible for any disbursements or obligations whatsoever. The FINEX Agent in Brazil shall be chosen by mutual agreement between Seller and Purchaser.

5   -    Taxes and Fees
         --------------

         All taxes, fees and charges payable in Brazil, whether levied on cargo, or Seller, including Port Utilization Tax and Merchant Marine Renewal Tax, shall be paid by Seller. All taxes, fees and charges payable in the United States, whether levied on cargo, freight, or Purchaser, shall be paid by Purchaser.

6   -    Export Licenses
         ---------------

         All export licenses, certificates or other authorizations required for the export of the slabs from Brazil shall be obtained and paid for by Seller.

7   -    Shipping Documents
         ------------------

         A. The shipping documents covering each shipment of the slabs shall consist of the following documents:

            (1) Bill of Lading:                    (1) original and (3)
                                                   non-negotiable
                                                   copies;

            (2) Commercial Invoice:                (1) original and (3)
                                                   copies;

            (3) Mill sheet/Weight list:            (2) copies mentioning
                                                   chemical composition
                                                   by ladle analysis per
                                                   each heat No., and
                                                   weight and all relat-
                                                   ing information which
                                                   correspond to slab
                                                   marking;

            (4) Certificate of Origin:             (3) certificates of
                                                   origin certifying the
                                                   Brazilian origin of
                                                   slab, but without
                                                   mentioning its value.

            (5) SSSI:                              (2) originals.

            (6) U.S. Special Customs Invoice (2) originals.

         B. In the event of any shipment not occurring on the scheduled date, according to item 8.5 of the Agreement, the shipping documents mentioned on item 7.(A) 1 above, except the commercial invoice, will be substituted by a warehouse receipt, in order to enable the Seller to negotiate pertinent letter of credit.

8   -    Insurance
         ---------

         Since this Agreement is on a FOB ST condition, Purchaser shall provide an open cover or provisional insurance before the time of shipment, and the letter of credit shall clearly exempt Seller from providing insurance certificates.

         In the event an accident occurs, Purchaser shall promptly notify Seller and take necessary steps so that neither Seller nor Purchaser shall forfeit any of the benefits under the insurance.